Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

CURTISS-WRIGHT CORPORATION

1.              The name of the Corporation is CURTISS-WRIGHT CORPORATION.

2.              The registered office of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington and County of New Castle in the State of Delaware, 19801. The registered agent at said address is The Corporation Trust Company.

3.              The nature of the business and purposes to be conducted and promoted are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.              Authorized Stock. The total number of shares which the Corporation is authorized to issue is One Hundred Million Six Hundred Fifty Thousand (100,650,000) shares, of which One Hundred Million (100,000,000) shares shall be designated Common Stock, par value $1.00 per share (the “Common Stock”) and Six Hundred Fifty Thousand (650,000) shares shall be designated Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The authorized number of shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL or any successor provision thereto.

5.              Preferred Stock. The Board of Directors of the Corporation is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series and to determine with respect to each such series the designation of and the number of shares comprising such series and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions, of such series.

6.              Common Stock. The Common Stock shall be subject to the prior rights of the Preferred Stock, as expressed herein or in a certificate of designation providing for the issue of such stock adopted by the Board of Directors in accordance with the provisions hereof.

(a)            Voting. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or provided in a certificate of designation with respect to any series of Preferred Stock, the holders of shares of Common Stock will possess all voting power, and holders of shares of Preferred Stock shall not be entitled to vote or to receive notice of any meeting of stockholders at which they are not entitled to vote.

(b)           Dividends. Subject to the rights and preferences of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive dividends out of assets legally available therefor at such times and in such per share amounts as the Board of Directors may from time to time determine.

(c)            Liquidation. Subject to the rights of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation, all assets and funds of the Corporation available for distribution to stockholders shall be distributed and paid to the holders of the Common Stock pro rata according to the number of shares respectively held by them.

7.              The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)            Except as otherwise fixed pursuant to Article 5 of this Restated Certificate of Incorporation relating to the rights of the holders of any one or more series of Preferred Stock issued by the Corporation acting separately as one or more series to elect, under specified circumstances, directors at an annual or special meeting of stockholders, the Board of Directors shall consist of not less than five nor more than ten persons, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. A director need not be a stockholder. The election of directors of the Corporation need not be by ballot unless the By-laws so require.

(b)           Any vacancy in the office of a director created by death, resignation, retirement, disqualification, removal from office or other cause, and any newly-created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders or until his successor shall have been elected and qualified or until his earlier resignation or removal. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director. In case all the directors shall die or resign or be removed or disqualified, any officer or any stockholder having voting power may call a special meeting of the stockholders, upon notice given as herein provided for meetings of the stockholders, at which directors for the unexpired term may be elected.

Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or together as series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

(c)            The Board of Directors may, by resolution or resolutions, passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which to the extent permitted by law and provided in said resolution or resolutions or in the By-laws of the Corporation shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may have the power to authorize the seal of the Corporation to be affixed to all papers which require it. Such committee or committees shall have such name or names as may be stated in the By-laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

8.              To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of the Restated Certificate of Incorporation of the Corporation inconsistent with this Article 8, shall eliminate or reduce the effect of this Article 8 in respect of any act or omission of any director of the Corporation or any matter occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

9.              (a)           Each person who was or is made a party or is threatened to be made a party to or is involved in any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other (hereinafter a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving in the course of such employment, or at the request of the Corporation, as a director, officer, employee or representative of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as such a director, officer, employee or representative or in any other capacity while serving as such a director, officer, employee or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as it presently exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or representative and shall inure to the benefit of such person’s heirs, executors, administrators and other legal representatives; provided, however that, except as provided in paragraph (b) of this Article 9, the Corporation shall indemnify any such person seeking indemnification in connection with such a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof), or the initiation thereof, was authorized or approved by the Corporation. The Corporation shall pay the expenses (including attorneys’ fees) incurred by such a person described in the preceding sentence (but subject to the proviso thereto) in defending any proceeding in advance of its final disposition, provided, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article 9 or otherwise.

(b)           If a claim under paragraph (a) of this Article 9 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the requirements of the Delaware General Corporation Law have been complied with by the claimant) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create the presumption that the claimant has not met the applicable standard of conduct.

(c)            The rights conferred by this Article 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation of the Corporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d)           The Corporation may maintain insurance, at its expense, to protect itself, its subsidiary and affiliated corporations, and any such director, officer, employee or representative of the Corporation or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

10.              Subject to Article 7(b) hereof and except as otherwise fixed pursuant to the provisions of Article 5 of this Restated Certificate of Incorporation relating to the rights of the holders of any one or more series of Preferred Stock issued by the Corporation to call an annual or special meeting of stockholders, special meetings of the stockholders of the Corporation may be called only by the Chairman, or in his absence by the President, by the Board of Directors, or by the Secretary at the request in writing of a majority of the Board of Directors and may not be called by the stockholders of the Corporation.

11.           Any action required to be taken or which may be taken by the holders of the Common Stock must be effected at a duly called annual or special meeting of such holders and may not be taken by written consent in lieu of a meeting.

12.           The Board of Directors shall have the power to adopt, alter, amend and repeal the By-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to adopt, amend or repeal the By-laws. Notwithstanding anything else contained in this Restated Certificate of Incorporation or the By-laws to the contrary, the affirmative vote of the holders of record of at least 66 2/3% of the combined voting power of all of the outstanding stock of the Corporation entitled to vote in respect thereof, voting together as a single class, shall be required (a) to alter, amend, rescind or repeal Article 7, Article 10, Article 11 or this Article 12 of this Restated Certificate of Incorporation or to adopt any provision inconsistent therewith or (b) in order for the stockholders to adopt, alter, amend, rescind or repeal any By-laws of the Corporation.

13.           Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.